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                                                                     Exhibit 8.2

                               February 9, 2000



Ragen MacKenzie Group Incorporated
999 Third Avenue, Suite 4300
Seattle, WA  98104

     RE: TAX OPINION REGARDING MERGER OF ROMERO ACQUISITION CORPORATION INTO RAGEN MACKENZIE GROUP INCORPORATED

Ladies and Gentlemen:

     We have been asked, as counsel to Ragen MacKenzie Group Incorporated, a Washington corporation ("Ragen MacKenzie"), in connection with the filing of the Registration Statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Merger (including the proxy statement/prospectus contained therein) (the "Registration Statement") to render this opinion regarding certain U.S. federal income tax consequences of the merger (the "Merger") of Ragen MacKenzie with and into Romero Acquisition Corporation ("Merger Sub"), a Washington corporation and wholly-owned subsidiary of Wells Fargo & Company, a Delaware corporation ("Wells Fargo"), pursuant to that certain Agreement and Plan of Merger, dated as of September 28, 1999 by and between Ragen MacKenzie, Merger Sub and Wells Fargo (the "Merger Agreement"). Capitalized terms not otherwise defined herein shall have the same meanings given to them in the Merger Agreement.

     In connection with our opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the relevant documents related to the Merger, including the Merger Agreement and the Registration Statement. Furthermore, we have examined that certain certificates of Wells Fargo and Ragen MacKenzie, dated as of the date hereof (the "Tax Certificates").

     Our opinion is conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants and representations set forth in the documents referred to above, and the representations given by Wells Fargo and Ragen MacKenzie in their respective Tax Certificates. In rendering our opinion, we have assumed the accuracy of all information and representations and the performance of all undertakings contained in the reviewed documents as set forth above, the conformity of all copies to the original documents, and the genuineness of all signatures, that the merger will be reported by Wells Fargo, Merger Sub, Ragen MacKenzie and the Ragen
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Ragen MacKenzie Group Incorporated
February 9, 2000
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MacKenzie shareholders on their respective federal income tax returns in a manner consistent with the opinion set forth below, and that the Merger will qualify as a statutory merger under the applicable laws of the State of Washington. We have not attempted to verify independently the accuracy of any information in any reviewed document, and we have assumed that such documents accurately and completely set forth all material facts relevant to this opinion. If any of these facts or assumptions are not correct, please advise us at once as our opinion may be affected by a change in such facts or assumptions.

     Opinion. It is the opinion of Perkins Coie LLP that, subject to the foregoing and the limitations referred to below,

     (a) the Merger will qualify as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended.

     (b) Ragen MacKenzie shareholders who exchange all of their Ragen Mackenzie common stock solely for Wells Fargo common stock in the Merger will recognize no gain or loss on that exchange (except with respect to cash received instead of a fractional share interest in Wells Fargo common stock).

However, as discussed above and as indicated in the Registration Statement, if any of the assumptions or representations set forth above prove incorrect, then the conclusions set forth above may not be accurate.

     Limitations. We give no opinion with respect to other tax matters, whether federal, state, local, or foreign that may relate to the Merger or the consequences to shareholders subject to special tax treatment under United States federal income tax law (including, for example, foreign persons, financial institutions, dealers in securities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt entities, holders who dissent from the merger and receive fair value of their shares of the Ragen MacKenzie common stock in cash, holders who do not hold their shares of Ragen MacKenzie common stock as capital assets, holders who acquired their shares of Ragen MacKenzie common stock through the exercise of an employee stock option or right or otherwise as consumption, and holders who hold Ragen MacKenzie common stock as part of a hedge, straddle, conversion or constructive sale transaction). Our opinion may not address issues that are material to an individual stockholder based on his or her particular tax situation. No ruling will be requested from the Internal Revenue Service ("IRS") regarding the Merger. Our opinion is not binding on the IRS or the courts and does not constitute a guarantee that the IRS will not challenge the tax treatment of the Merger.

     In rendering our opinion, we have considered the applicable provisions of the Code, the regulations of the United States Treasury Department, and court and
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Ragen MacKenzie Group Incorporated
February 9, 2000
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administrative rulings and decisions in effect on the date hereof. These authorities may change, possibly retroactively, and any change could affect the continuing validity of this opinion.

     The opinions expressed herein are for your benefit and the benefit of your shareholders and may not be relied upon in any manner or for any purpose by any other person or entity, or quoted in whole or in part, without our prior written
consent.   We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law. We consent to the reference to our firm under the heading "THE MERGER-- Federal Income Tax Consequences" and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent we do not admit that we are among the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                              Very truly yours,

                              /s/ PERKINS COIE LLP

                              PERKINS COIE LLP